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                                                                  EXHIBIT 10.6.1

June 26, 2000

Bob O'Callahan

Dear Bob,

I am pleased to offer you a position with Salon as Senior Vice President & Chief Financial Officer reporting to Michael O'Donnell CEO & President in our San Francisco office. Your start date will be effective July 17, 2000. Here's a summary of the compensation package:

     . You will receive a monthly salary of $14,583.33 (equivalent to $175,000 on an annualized basis) which will be paid semi-monthly in accordance with Salon's normal payroll procedures.

     .    Bonus:  $25,000 (based on MBO's determined during first 30 days)

     . You will be granted 100,000 employee incentive options (4 year vesting) in accordance with the company's stock option plan, subject to approval by the company's Board of Directors.

In case of a Salon.com merger, sale or reorganization, and your position is eliminated, relocated or reduced you would receive one year's worth of compensation and 1 year's accelerated vesting (in addition to the current year).

As a Salon employee you will also be eligible to receive certain employee benefits including:

     . An Insurance program consisting of medical, dental, vision, short term and long term disability and life insurance
     .    12 days paid vacation and the standard 12 Salon paid holidays
     .    401K Savings Plan
     .    Salon Employee Stock Purchase Plan

Please contact Michele Alcantara, our Employment Manager, if you have any additional questions. She can be reached at (415) 645-9267 or at malcantara@salon.com. The second page of this letter contains important
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information about the terms of your employment at Salon. Please read it carefully, sign the bottom and return it to Michele. We're excited to have you join us and we look forward to a mutually successful relationship.


Michael O'Donnell
Chief Executive Officer
Salon.com

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Terms of Employment

This offer is contingent on Salon receiving satisfactory responses from your references. If you choose to accept this offer, your employment with Salon will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. Salon will have a similar right and may conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide Salon with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Salon reserves the right to change or alter as it sees fit and at its sole discretion the terms of your employment including but not limited to employee benefits, your job title, rate of pay and job classification.

     In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, sex, disability, race or other discrimination), you and Salon agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in San Jose, California. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of Salon's trade secrets or proprietary information.

To indicate your acceptance of Salon's offer, please sign and date this letter in the space provided below and return it to me. You will also be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement as a condition of your employment. This offer letter and the Terms of Employment, along with any agreements relating to proprietary rights between you and Salon, set forth the terms of your employment with Salon and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by Salon and by you.

Salon.com                           Agreed to and Accepted



_______________________   ______    ______________________        _______
Michael O'Donnell         date      Bob O'Callahan                date
Chief Executive Officer

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